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                           [ Logo for Victron, Inc]





                     Manufacturing and Purchase Agreement




                                     XPEED





                                 April 1, 2000
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                     Manufacturing and Purchase Agreement

This Agreement is made the 1st day of April, 2000 ("Effective Date") between Victron Inc., having its usual place of business at 6600 Stevenson Boulevard, Fremont, CA 94538, herein referred to as "Manufacturer" and Xpeed, Inc. with corporate offices located at 99 West Tasman Drive, Suite 110, San Jose, CA 95134, hereinafter referred to as "Purchaser".

1.0      SCOPE

         This Agreement anticipates the future execution of orders hereunder between Manufacturer and Purchaser for the purchase of Products as specified in the price quotes as provided by the Manufacturer.

         The provisions of this Agreement shall apply to all purchase orders entered into between Manufacturer and Purchaser during the term of this Agreement with respect to the Products which are subject to this Agreement unless the parties expressly agree by written modification, signed by both parties, that the provisions of this Agreement shall not apply.

         If a conflict arises between any of the terms of this Agreement and any purchase orders or other documents executed under this Agreement, the order of precedence shall be: (1) This Agreement, (2) Written terms on any purchase order supplied by Purchaser; and (3) other documents.


         1.1   PURCHASE ORDERS
               ---------------

               A) All materials purchased pursuant to this Agreement shall be effected by Purchaser's issuance of its purchase order and shall be subject to the terms and conditions of this Agreement. The purchase orders must be written and sent via regular mail or via any electronic means and shall contain the following information: (1) a description of materials purchased including the assembly number and revision level,
                    (2) quantity of purchases, (3) routing instructions, (4) delivery schedule, (5) destination and FOB point, (6) and confirmation of price.

               B) Purchaser agrees to purchase no less than the Annual Minimum Committed Quantity of Products as provided in the price quotes during the term of this Agreement. Release of Products for production and shipment will be by Purchaser's Purchase Order ("Purchase Order") issued on a monthly basis. On the Effective Date, the Purchaser will give Manufacturer a Purchase Order for Products to be manufactured and shipped during the initial Forecast Period. Subsequent Purchase Orders will be issued on a monthly basis so as to maintain a firm four (4) month Release Period and twelve (12) month Forecast Period at all times.

                                       2
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         1.2      PRODUCT FORECAST
                  ----------------

                  It is agreed that Purchaser will provide Manufacturer, on a monthly basis, a rolling twelve (12) month Product forecast by the 5th of each month.


         1.3      TERM OF AGREEMENT
                  -----------------

                  This Agreement is effective as of the Effective Date for one
                  (1) year, and shall automatically be renewed at one (1) year increments unless either party requests in writing, at least ninety (90) days prior to the expiration of that term, that this Agreement is not to be renewed.

2.0      PRICING

         2.1 The prices for Products purchased by Purchaser from Manufacturer hereunder shall be as set forth on the price quotes as provided by the Manufacturer. The purchase prices set forth in the price quotes shall be agreed to and signed by both parties.

         2.2 Purchaser agrees to enable Manufacturer achieve twelve (12) inventory turns in order that Manufacturer may operate with minimal interruptions in its operations and in order that Manufacturer may process Purchaser's orders in a continuous flow.

         2.3 Purchase Price Variance ("PPV") will be reviewed on a quarterly basis. If quarterly net PPV is favorable, the favorable PPV will be shared equally between Manufacturer and Purchaser. Manufacturer will be responsible for net unfavorable PPV, unless the variance was caused by Purchaser's Engineering Change Order ("ECO") or increased order above the agreed percentage. To the extent that Purchaser is responsible for unfavorable PPV, Manufacturer will notify Purchaser and obtain an approval by Purchaser prior to placing the order for materials. On or before the 5th working day after the end of each month, Manufacturer will provide a monthly preliminary PPV report for the previous month. On or before the 10th working day after the end of each quarter, Manufacturer will provide a quarterly PPV reconciliation report for the previous quarter, summarizing both favorable and unfavorable variances. If quarterly net total PPV is favorable, Manufacturer will issue to Purchaser a credit equal to 50% of the net favorable variance.


         2.4 Standard cost for raw materials are reset on the first day of each calendar quarter. Manufacturer will provide an updated pricing for the following quarter at least three (3) weeks prior to the end of each quarter.

         2.5 There will be an additional charge of 10% of the unit price for increased order or delivery that is made within 1- 45 days prior to the scheduled delivery date. However, there will be no additional charge for an increased order for delivery, provided that such order is made at least 45 days prior to scheduled delivery date

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                  and does not exceed 20% of the original order. If an
                  additional order or expedited delivery request is made 46-90 days prior to the scheduled delivery date and it exceeds 20% of the original order, an additional charge of 5% of the unit price will apply.

         2.6 Manufacturer may impose inventory carrying charge of 1.5 % for any delay or postponement in production schedule due to Purchaser's change in demand and/or ECO, provided the delay or postponement is more than 30 days of the original scheduled delivery date.

3.0      MATERIAL PROCUREMENT

         3.1 Manufacturer is authorized to purchase materials using standard purchasing practices including, but not limited to, acquisition of materials recognizing Economic Order Quantities, ABC buy policy, and long lead time component management in order to meet the forecasted requirements of Purchaser. Purchaser recognizes its financial responsibility for materials purchased by Manufacturer on behalf of Purchaser.

         3.2 Manufacturer will make every effort to purchase Purchaser's excess inventory including orders outstanding from the Purchaser's vendors, as required in the current Purchaser turnkey program at Manufacturer. In that case, Purchaser will act as a supplier to Manufacturer. Manufacturer will agree to purchase the parts at Manufacturer's standard cost. Any excess inventory that is purchased from Purchaser which has not been utilized within thirty (30) days will be assessed a carrying charge of 2% per month. Purchaser agrees to pay the carrying charge on such excess materials until it is fully consumed. If the excess materials inventory is not utilized by the end of the third month, Manufacturer may request and Purchaser shall purchase such inventory from Manufacturer.

         3.3 Manufacturer shall undertake reasonable efforts to cancel all applicable component purchase orders and reduce component inventory through return for credit programs or allocate components for alternate programs if applicable.

         3.4 Manufacturer agrees to accept consigned materials from Purchaser to incorporate into Purchaser's Product. The ownership of all consigned material shall remain with Purchaser. Purchaser must warrant the consigned material against faulty workmanship (manufacturer standard warranty). Purchaser will ship the consigned materials to Manufacturer upon receipt of the specific requested date and quantity. Purchaser will allow 1% attrition for consigned materials.

         3.5 As noted on the attached costed BOM, in the case when Purchaser's standard costs are used for quotation, Purchaser will help Manufacturer attain the same price from the suppliers.

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4.0      CANCELLATIONS, RESCHEDULES


         4.1    CANCELLATION
                ------------

                In the event of a cancellation of a purchase order by Purchaser for the convenience of Purchaser, and for reasons other than the Manufacturer's failure to perform according to this Agreement, Purchaser agrees to be liable for the following: (i) the contract price of all finished Products in Manufacturer's possession which are located in the agreed upon storage area for Purchaser's finished Product, (ii) the cost of material inventory (including handling charges), whether in raw form or work in process, and not returnable to the vendor or usable for another customer, (iii) the cost of material on order (including handling charges) which cannot be canceled, and (iv) any vendor cancellation charges incurred with respect to material canceled or returned to the vendor.


                A) At the time of cancellation, Purchaser will take ownership of all materials defined above. Payment terms on this transaction will be net 30 days after receipt of the materials.

                B) Any restocking charges incurred by Manufacturer will be reviewed and approved by Purchaser prior to payment to Manufacturer.

                C) All materials transferred to Purchaser due to cancellation will be subject to 6.95% handling charge.

                Manufacturer agrees, to the extent and at the times specified by Purchaser's Cancellation Notice, to stop all work on the purchase order and incur no further direct costs.

                In the event that the materials as authorized by Purchaser for Manufacturer to purchase are canceled or not to be used for whatever reason, Purchaser and Manufacturer will negotiate on settlement that is beneficial to both parties.

         4.2    RESCHEDULE
                ----------

                Purchaser may reschedule particular shipments of Product(s) (increases and decreases). Manufacturer will accommodate these requests on an individual basis. Such reschedules may be subject to additional charges as specified in Section 2.0, and are contingent upon capacity resources, personnel, and availability of material. Any rescheduled item may be invoiced at the price in effect at the time of shipment.

                In the event Purchaser postpones a shipment more than ninety
                (90) days past the original ship date, this reschedule constitutes a cancellation of that portion of the order and the applicable cancellation charges will apply.

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5.0       WARRANTY

          5.1 Manufacturer warrants that all Products sold hereunder will be free from defects in material and workmanship for a period of one
               (1) year from the date of shipment to the Purchaser, provided that: (1) Manufacturer is notified in writing by the Purchaser within thirty (30) days after Purchaser's discovery of such failure; or (2) Defective products are returned to the Manufacturer no longer than ten (10) days following the last day of the warranty period. The Manufacturer shall include serial numbers and/or date stamps, as designated by Purchaser, on each product to facilitate warranty tracking. Purchaser shall forward defective product to Manufacturer prepaid, and Manufacturer will return the repaired or replaced product freight prepaid by Manufacturer to Purchaser no later than thirty (30) days from the date Manufacturer receives the defective product.

          5.2 The foregoing warranty shall not be valid if the product or component parts have been subjected to abuse, misuse, accidental alteration, neglect, unauthorized repair or installation. The Manufacturer shall make the final determination as to the existence or cause of any alleged defect.

          5.3 The above warranty period shall not be extended by the repair or replacement of product pursuant to any of the above warranties. The above warranties shall apply to Purchaser, its successors, assigns and those who purchase or use said products. Purchaser shall deal directly with Manufacturer for returns and repairs.

          5.4 Except as provided herein above, the foregoing warranties are exclusive and in lieu of all other warranties, express or implied, or statutory, including the implied warranty of manufacturability or fitness for a particular purpose.

6.0       LIMITATION OF LIABILITY

          In no event shall either party hereto be liable for any special, consequential, incidental or punitive damages.

7.0       PAYMENT TERMS

          7.1  Net 30 Days from the date of invoice or sooner.

          7.2 Payment is due day 30/31 either by wire transfer or Manufacturer will send a driver to pick up the check.

          7.3 Manufacturer will invoice the Purchaser when the Product goes into Finished Goods location.

          7.4  Currency will be in U.S. dollars.

          7.5  NRE/Tooling Charges

               At the beginning of the Term, and from time to time during the Term, Purchaser and Manufacturer will agree on up-front, non-recurring engineering charges and set-up fees required to manufacture the Products. Purchaser will be responsible

                                       6
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                   for the agreed-upon costs. Manufacturer may invoice Purchaser for the NRE costs monthly as it performs the NRE.

         7.6 Manufacturer may impose a 1 1/2% finance charge per month to the invoices not paid by the due date.


8.0      TITLE AND SHIPMENT

         8.1 Title to the Products and risk of loss shall pass to Purchaser upon Manufacturer's delivery to the carrier, regardless of any provision for payment of freight or insurance of shipping documents or Xpeed Finished Goods location at Victron.

         8.2       All shipments are F.O.B. Manufacturer shipping point.

9.0      DELIVERY

         9.1       PURCHASER
                   ---------

                   Product shall be delivered to Purchaser in accordance with required delivery dates as specified on written purchase orders. Purchase Order releases will be sent to Manufacturer at least one hundred twenty (120) days in advance of the specified delivery. Purchaser will also provide a twelve (12) month rolling forecast each month to Manufacturer; said forecast is not binding on Purchaser and is for planning purposes only. Purchaser will supply a letter to Manufacturer authorizing advance purchase of long-lead items.

                   In the event of cancellation, Purchaser will be liable for the full material cost for any non-cancelable items under this materials authorization of long-lead items.

          9.2      MANUFACTURER
                   ------------

                   Manufacturer commits to using its best efforts to meet scheduled shipment dates, but reserves the right to ship up to seven (7) days before or after scheduled dates with final approval from Purchaser.

                   Upon learning of any potential delays, Manufacturer will promptly notify Purchaser as to the possible cause and extent of such delay. Manufacturer will not be held responsible for shipment delays due to causes beyond Manufacturer's reasonable control, such as labor disturbances, acts of Purchaser, acts of God, or inability to acquire necessary materials inside of lead times.

                   Upon notification from Manufacturer of delays outside the normal delivery window, Purchaser reserves the right to extend such delivery dates, at no liability to Purchaser.

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10.0     INSPECTION AND ACCEPTANCE

         10.1  SOURCE INSPECTION
               -----------------

               Upon request from Purchaser, Manufacturer agrees to allow Purchaser's source inspector to inspect and review the work being performed under this Agreement, including materials and supplies being used. However, shipments will not be delayed if Purchaser fails to effect such source inspection. Source inspection constitutes final acceptance by Purchaser.

         10.2 Manufacturer shall not be liable in any respect for any consequential damage arising out of any manufacturing defects, either latent or patent, in connection with the goods, nor any loss of business or profit or otherwise affixing directly or indirectly out of the goods manufactured by the Manufacturer and/or by any other claimants in connection thereto.

         10.3  APPROVED MANUFACTURERS
               ----------------------

               Approval from Purchaser must be obtained in writing for all manufacturers of fabricated parts. Purchaser, at its option, may elect to survey Manufacturer's contract supplier.

               In the course of purchasing component parts on behalf of Purchaser, Manufacturer must follow Purchaser's approved manufacturers list for all component parts. If such list is not available, or component(s) do(es) not appear on the list, Manufacturer, with consent of Purchaser, will use its best judgment in choosing a source for the parts.

         10.4  REJECTIONS
               ----------
               Products rejected at Purchaser Incoming QC shall be returned to Manufacturer within thirty (30) days from the date of inspection, subject to warranty period under clause 5.1 and source inspection condition under 10.1. Rejected Products shall be returned in compliance with Manufacturer's Return Material Authorization (RMA) procedures. RMA is to be requested from Manufacturer's Program Manager. Non-conforming report with understanding/details of failure or defects must be completed by Purchaser and returned with the Product(s).

               If Purchaser is to repair faulty products or sort rejected batches, Manufacturer shall compensate Purchaser for this work. Both parties shall, prior to the repairs/sort work, agree on the amount of compensation to be credited to Purchaser.

11.0     TERMINATION

         11.1 This Agreement is effective as of the Effective Date for one (1) year, and shall automatically be renewed at one (1) year increments unless either party requests

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                  in writing, at least ninety (90) days prior to the expiration of that term, that this Agreement is not to be renewed.

         11.2 In the event of insolvency, bankruptcy or voluntary dissolution of either party, the other party shall have the option to terminate the Agreement immediately.

         11.3 If either party defaults in the performance of any material provision hereunder, and if such default continues and is not cured within thirty (30) days after written notice thereof by the non-defaulting party, then the non-defaulting party may terminate this Agreement.

         11.4 If Purchaser fails to purchase the minimum number of Products specified on the price quotes or any attachments, or fails to pay any amount owing when due, Manufacturer may, upon written notice, immediately terminate the Agreement, without prejudice to any remedies that the Manufacturer may have either at law or under this Agreement prior to or consequent upon such termination.

         11.5 Should Purchaser cancel any order accepted hereunder, or should Manufacturer cancel any order accepted hereunder due to Purchaser's nonperformance of its obligations hereunder, the Purchaser shall negotiate with Manufacturer in good faith to settle the account.

         11.6 If cancellation of an order is deemed to be at "convenience of the Purchaser," there will be a charge equal to 6.95% of the value of goods remaining to be shipped against contract/purchase order, whichever is greater, unless otherwise negotiated in good faith by both parties.

12.0     CONFIDENTIALITY

         Both parties acknowledge that, by reason of their relationship, they may have access to certain information and materials concerning the other's business, plans and products (including, but not limited to, information and materials contained in technical data provided to the other party) which are confidential and of substantial value to the other party, which value would be impaired if such information were disclosed to third parties. Both parties agree that they shall not use in any way, for their own account or the account of any third party, any such confidential information which is revealed to them by the other party hereto without written authorization from the other party. Each party will take every reasonable precaution to protect the confidentiality of such information consistent with the efforts exercised by it with respect to its own confidential information. Each party shall advise the other if it considers any particular information or materials to be confidential. This provision shall survive the termination of this Agreement.

13.0     ENGINEERING CHANGE ORDERS

         It is recognized that from time to time Manufacturer will be asked to implement ECOs. The following delineates the proper procedures.

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         13.1     Purchaser shall notify Manufacturer in writing of proposed
                  ECO. This notification should include the appropriate documentation to support Manufacturer's investigation of the impact of this proposal.

         13.2 Manufacturer shall report to Purchaser within three (3) days the costs that are involved for obsolete material which are in WIP, the stockroom, and/or on order. Manufacturer will review the labor cost and impact for the implementation of the ECO. If new material is required for the ECO, lead time and new cost will be reviewed with Purchaser.

         13.3 Purchaser shall notify Manufacturer in writing as soon as possible on its decision as to the ECO and the requested effective dates.

14.0     FORCE MAJEUR

         Neither party to this Agreement shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is delayed due to causes beyond its reasonable control, including but not limited to, fire, flood, earthquake, embargo, strike, riot or the intervention of any government authority, provided that the party suffering such delay immediately notifies the other party of the delay. If, however, Manufacturer's performance is delayed for reasons defined above for a cumulative period of thirty
         (30) days or more from the date of Manufacturer's notification to Purchaser, then Purchaser, notwithstanding any other provision of this Agreement to the contrary, may terminate this Agreement without further notice.

         In the event of such termination, Purchaser's sole liability hereunder will be for the payment to Manufacturer of any balance due and owing for materials delivered by Manufacturer prior to Manufacturer's notification to Purchaser and which is subsequently accepted by Purchaser.

15.0     INTELLECTUAL PROPERTY INDEMNIFICATION

         Each party (the "Indemnifying Party") agrees, at its own expense, to defend, indemnify and hold harmless the other party (the "Indemnified Party") from and against any claim, suit or proceeding brought against Indemnified Party or its customers on the issue of infringement of any patent, copyright, trade secret, trademark or other intellectual property right by any aspect of any products or technology licensed or sold hereunder to the Indemnified Party, subject to the limitations hereinafter set forth. The Indemnifying Party shall have the sole control of any such action or settlement negotiations and the Indemnifying Party agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against the Indemnified Party or its customer on such issue in any suit or proceeding defended by the Indemnifying Party. The Indemnified Party agrees that the Indemnifying Party at its sole option shall be relieved of the foregoing obligations unless the Indemnified Party or its customer notifies the Indemnifying Party within five (5) working days in writing of such claim, suit or proceeding and gives the Indemnifying Party authority to proceed as contemplated herein, and at the Indemnifying Party's
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         expense gives the Indemnifying Party proper and full information and assistance to settle and/or defend any such claim.

16.0     OWNERSHIP OF TOOLING AND EQUIPMENT

         Manufacturer shall be responsible for the timely delivery of tooling.

         The total cost of the tooling must be agreed upon by Purchaser and Purchaser shall then issue purchase order to cover the cost of tooling. Upon payment of invoice and applicable sales tax, the tooling will become the property of the Purchaser. Purchaser is financially responsible for any changes to tooling due to ECO activity, improvement recommendations and normal maintenance/replacement as recommended and provided by Manufacturer.

         Purchaser, upon payment of invoice for tooling and applicable sales tax, shall own the tooling. The tooling shall be identified at the premises of Manufacturer as being the property of Purchaser. The tooling shall at all times remain the property of Purchaser and shall be kept identified as such with appropriate obvious designations on or near the respective pieces of tooling. Manufacturer shall not in any circumstances obtain or allow any third parties to obtain any lien or other rights over or in respect to any of Purchaser's tooling.

         Manufacturer will maintain and has full responsibility for the maintenance of tooling that is in Manufacturer's custody. Tooling shall be secure from interference or use by unauthorized persons. No unauthorized alterations will be made by Manufacturer to Purchaser's tooling. Manufacturer will maintain adequate insurance for the tooling to the satisfaction of Purchaser.

         Manufacturer will not authorize or permit the use of any of Purchaser's tooling by any third party, nor use Purchaser's tooling to produce any type of products for sale to third parties without prior written permission from Purchaser.

         Manufacturer shall allow reasonable access to all premises occupied or used by it to Purchaser or Purchaser's Agent to ascertain that the provisions stated in this section are being complied with and to arrange the removal of Purchaser's tooling. This right shall apply at all reasonable working times of any such factory premises.

         In the event Purchaser elects to move tooling to a competitive contract manufacturer, Manufacturer reserves the right to demand fair market value payment in advance of transfer for any tooling, test equipment or fixturing funded by Manufacturer in the performance of this Agreement and/or Purchaser's purchase order.

17.0     GENERAL

         This Agreement shall be governed by and inspected by the laws of the State of California, United States of America. Both parties consent to jurisdiction in the State of California with respect to the breach, interpretation or enforcement of the terms herein.

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         All disputes between Manufacturer and Purchaser, including, but not limited to, any disputes arising under, or relating to, this Agreement shall be resolved by binding arbitration conducted pursuant to the rules of the American Arbitration Association. All arbitration proceedings shall be conducted by an arbitrator selected by the American Arbitration Association and shall be held in Alameda or Santa Clara County, California. In connection therewith, Purchaser irrevocably submits to the jurisdiction of the courts of California for purposes of bringing any petition to compel arbitration or any other proceedings necessary to compel arbitration. Notwithstanding, and without waiving the foregoing, Manufacturer retains its right to seek provisional relief (e.g., writs of attachment) against Purchaser in any forum where Purchaser may possess assets.

         This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement cancels and supersedes any and all other prior or contemporaneous agreements or understandings between the parties whether oral or written. If any conflict arises as to the terms of this Agreement and any purchase orders or documents, this Agreement shall take precedence over other documents.

         No modification, revision, amendment or other change to this Agreement, nor any waiver of any rights in respect hereto, shall be binding on either party unless assented to in writing and signed by an officer of both parties. This waiver of any breach or default hereunder shall not constitute the waiver of any subsequent breach or default.

         Any notice required or permitted by this Agreement shall be deemed given if delivered personally or if sent by prepaid mail, addressed to the other party at its principal business address as set forth above or at such other address as to which such party shall give notice hereunder. If by mail, delivery shall be deemed effective three (3) days after deposit with postal authorities. Any report under this Agreement is deemed given if sent via personal delivery, regular mail, or other electronic means, including fax or e-mail.

         Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their heirs, personal representatives, successors and assigns.

         The prevailing party in any legal action brought by one party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its legal expenses incited thereby, including court costs and reasonable attorney's fees.

         Purchaser agrees to comply with all applicable laws and regulations. Purchaser understands that Manufacturer is subject to regulation by agencies of the U.S. Government, including the U.S. Department of Commerce, which prohibits export or diversion of Manufacturer's products to certain countries, and Purchaser agrees it will not knowingly assist or participate in any such diversion, or other violation of applicable U.S. laws and regulations. Purchaser warrants that it shall not sell any products to countries or to users that are not approved to receive classified technical equipment under applicable U.S. laws and regulations, and it will abide by such laws and regulations. Purchaser shall hold harmless and indemnify Manufacturer for any damages resulting to Manufacturer from breach by Purchaser of the conditions delineated in this paragraph.

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         If any provision(s) of this Agreement should be found invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as though not containing the particular invalid or unenforceable provision(s), and the rights and obligations of Manufacturer and Purchaser shall be construed and enforced accordingly.


                                  Signatures

              XPEED                                         Victron Inc.
  99 West Tasman Drive, Suite 110                     6600 Stevenson Boulevard
        San Jose, CA 95134                                Fremont, CA 94538

     /s/ Michael Mazzoni                                     [illegible]
------------------------------                       ---------------------------
       APPROVING OFFICER                                  APPROVING OFFICER

   Chief Financial Officer                                   VP-Finance
------------------------------                       ---------------------------
            TITLE                                               TITLE

         May 24, 2000                                         May 24, 2000
------------------------------                       ---------------------------
             DATE                                                DATE

                                      13
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                                  ATTACHMENT A



Product                                                     Annual Minimum
                                                          Committed Quantity


USB                                                             60,000
---

ETHERNET/ROUTER                                                120,000
---------------

PCI CARDS                                                      240,000

                                      14
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                                  ATTACHMENT B

                                      15